UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): November 5, 2009

TRANSWITCH CORPORATION
(Exact name of registrant as specified in its charter)

DELAWARE	0-25996	06-1236189
(State or other jurisdiction of	(Commission	(I.R.S. Employer
incorporation)	File Number)	Identification No.)

Three Enterprise Drive
Shelton, Connecticut 06484
(Address of principal executive offices)  (Zip Code)

Registrant's telephone number, including area code:  (203) 929-8810

  Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

The information contained in Item 5.02(c) of this Current Report on Form 8-K is incorporated herein by reference.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b) On November 6, 2009, Dr. Santanu Das resigned, effective December 1, 2009, as President and Chief Executive Officer of TranSwitch Corporation (the “Corporation”).  Dr. Santanu Das, who is a founder of the Corporation and has been the Chief Executive Officer since its inception, has decided to resign after twenty years of dedicated service.

(c) On November 5, 2009, the Corporation’s Board of Directors appointed Dr. M. Ali Khatibzadeh to the position of President and Chief Executive Officer, effective December 1, 2009.  In connection with such appointment, the Corporation entered into an employment agreement with Dr. Khatibzadeh dated November 5, 2009 that will also be effective on December 1, 2009 (the “Employment Agreement”).

Dr. Khatibzadeh has over twenty years of engineering and general management experience in the communications semiconductor industry. Prior to his appointment at the Corporation, he was Senior Vice President and General Manager of the RF Products Business Unit of Anadigics (NASDAQ: ANAD) from April 2009 to October 2009. He also served Anadigics as Senior Vice President and General Manager of the Wireless Business Unit from August 2005 to April 2009 and as Vice President of the Wireless Business Unit from June 2000 to August 2005.  Prior to Anadigics, Dr. Khatibzadeh was Director of Technology for Ericsson in its American Business Unit and Worldwide RF IC Design manager at Texas Instruments Wireless Communications Business Unit.

Dr. Khatibzadeh holds a Ph.D., M.S., and a B.S. in Electrical Engineering as well as a B.S. in Physics from North Carolina State University.

The summary below is qualified by the actual terms of the Employment Agreement, which is attached as Exhibit 10.1 to this Current Report on Form 8-K.

The Employment Agreement provides as follows:

-The effective date of the Employment Agreement is December 1, 2009 (the “Effective Date”).
-An annual salary of $350,000.
-Participation in a short-term incentive program for the years 2010 and 2011 equivalent to $200,000 per year payable in Restricted Stock Units (“RSUs”), which shall vest on the first anniversary of the grant date.
-Participation in a long-term incentive program for the years 2010 and 2011 equivalent to $200,000 per year payable in RSUs, which shall vest of the third anniversary of the grant date.
-A stock option to purchase up to 1,500,000 shares of the Corporation's common stock (the “Initial Options”) in accordance with the Corporation's 2008 Equity Incentive Plan, as amended from time to time. The Initial Options will vest over a four year period, at a rate of 25% for each full year on the anniversary of the Effective Date. The Initial Options will be granted at the next regularly scheduled meeting of the TranSwitch Board of Directors.
-An award of 1,100,000 RSUs (the “Initial RSUs”) that will vest over a four year period, at a rate of 25% for each full year on the anniversary of the Effective Date. The Initial RSUs will be granted at the next regularly scheduled meeting of the TranSwitch Board of Directors.
-Additional benefits include participation in the Corporation's other benefits made available to similar situated employees, business and travel related reimbursement, participation in health and life insurance plans.

-The Employment Agreement expires on November 30, 2011. The Employment Agreement will automatically renew for 1 year unless either party provides notice of non-renewal to the other party at least 30 days prior to the anniversary of the effective date or the renewal date.
-Upon termination during the first two years without cause (as defined in the Employment Agreement), as a result of a change in control, or for good reason, the Corporation will pay in severance the equivalent of one year’s base salary and the equivalent of the amount earned under the short-term incentive program for the prior 12 months, vest 50% of the unvested Initial Options and vest 50% of the unvested Initial RSUs, and pay for continued participation in health and life insurance plans for a limited time period.
-Upon termination on or after the first two years by the Corporation with 30 days written notice, without cause, as a result of a change in control, or for good reason, the Corporation will pay in severance the equivalent of one year’s base salary and the equivalent of the amount earned under the short-term inventive program for the prior 12 months, vest 100% of the unvested Initial Options and vest 100% of the unvested Initial RSUs, and pay for continued participation in health and life insurance plans for a limited time period.
-Upon termination by death or disability, by the Executive’s voluntary termination, or for cause, the Corporation will not pay any severance.

As the Employment Agreement was entered into prior to the announcement of the 1 for 8 reverse split announced by the Corporation on November 9, 2009, the share numbers providing for non-cash compensation in the Employment Agreement are recited above on a pre-split basis.

Additional information regarding this event is set forth in our Press Release dated November 9, 2009, a copy of which is filed as Exhibit 99.1 hereto.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits

10.1	Employment Agreement dated November 5, 2009 between Dr. M. Ali Khatibzadeh and TranSwitch Corporation.
99.1	Press Release, dated November 9, 2009.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TRANSWITCH CORPORATION

November 11, 2009	By:	/s/ Robert A. Bosi
	Name:	Robert A. Bosi
	Title:	Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description
10.1	Employment Agreement dated November 5, 2009 between Dr. M. Ali Khatibzadeh and TranSwitch Corporation.
99.1	Press Release, dated November 9, 2009.